Exhibit 4.43

English Summary

Of

Underwriting Agreement regarding the Third Tranche of Medium-Term Note

Issued by China Telecom Corporation Limited in 2009

Among

China Telecom Corporation Limited

and

China Construction Bank Corporation

and

Industrial and Commercial Bank of China Ltd.

(as amended)

China Telecom Corporation Limited (the “Company”), as the issuer, China Construction Bank Corporation, as the lead underwriter, and Industrial and Commercial Bank of China Ltd., as the joint lead underwriter, entered into an underwriting agreement on the medium-term note issued by the Company from 2009 to 2011 (the “Underwriting Agreement”) on October 19, 2009 and two supplemental agreements of the Underwriting Agreement on October 20, 2009 and December 4, 2009, respectively. The key terms and conditions of the Agreement are summarized as follows:

Medium-Term Note:

The Company plans to issue 10 billion RMB denominated medium-term notes (“Notes”) to the PRC inter-bank debenture market (the “Issue”). The term of the Notes will not exceed five years.

Underwriters and Means of Underwriting:

China Construction Bank Corporation is the Lead Underwriter and Book Runner and Industrial and Commercial Bank of China Ltd. is the Joint Lead Underwriter (hereafter referred to collectively as the “Underwriters”). The Underwriters jointly commit stand-by underwriting for the issuance of the Notes after the Issue. The Company shall pay the underwriting commission, which shall be distributed among the Underwriters by the Book Runner in accordance with the Distribution Chart of the Underwriting Quotas as determined by the Lead Underwriter and the Joint Lead Underwriter through joint consultation.

Means of Issue and Interest:

The Medium-Term Note shall be placed through a centralized book-building and allocation process. The interest rate shall be determined through consultation and agreement among the Issuer, the Lead Underwriter and the Joint Lead Underwriter in accordance with the final result of the centralized book-building and allocation process.

Payment at Maturity:

The principal and interest of the Medium-Term Note shall be paid through China Government Securities Depository Trust & Clearing Co., Ltd. and its relevant agencies. The Company shall make the payment in accordance with its agreements with the China Government Securities Depository Trust & Clearing Co., Ltd. and relevant rules of China Government Securities Depository Trust & Clearing Co., Ltd.

Prerequisites for the Issue:

The Lead Underwriter and the Joint Lead Underwriter shall assume the underwriting responsibility in this Underwriting Agreement when all of the relevant prerequisites are satisfied, including: (1) the Company has obtained the approvals from all the relevant competent authorities, and the Lead Underwriter and the Joint Lead Underwriter have obtained on a timely basis evidences that the Company has already obtained such documents; (2) the Lead Underwriter and the Joint Lead Underwriter have completed due diligence according to their standards and requirements; (3) the Company has not breached any obligations, representations or warranties in this agreement or the Issue Documents; (4) the Company and the Underwriters have reached agreement through consultation and executed the Letter of Confirmation on the Medium-Term Note and the Issue Interest; (5) written authorization or approval from relevant competent internal departments for the Issue of each batch of Medium-Term Note has been obtained in accordance with the Articles of Association of the Company; (6) specialized organizations with corresponding qualifications have issued professional reports on the Issue of the Medium-Term Note in accordance with laws and regulations; (7) the Company represents that it has performed the obligation of information disclosure according to the requirement of relevant laws and regulations; and (8) the Company has not committed any breach, encountered any force majeure or experienced any change of circumstances as defined in this agreement.

Representations and Warranties:

Each party represents that: (1) it exists in compliance with PRC laws and has undergone all the necessary internal procedures in order to enter into this agreement; (2) it is legal and valid to enter into this agreement and the agreement has binding force; and (3) the execution of this agreement does not violate the internal articles of association, laws and regulations, or other binding contracts or agreements which such party is a party thereto.

The Company further represents that (1) its Issue of the Medium-Term Note satisfies the various prerequisites set forth by the People’s Bank of China and relevant commercial associations; (2) its latest financial statements are compiled according to applicable PRC laws, regulations and accounting standards, and those statements are true, complete, accurate and valid in all the major aspects; (3) it has submitted, registered or filed for record all the reports, resolutions, application forms or other documents upon the request of relevant authorities; (4) all the documents and information provided by the Company to the Underwriters are true, complete, accurate and valid, and the Company does not keep from the Underwriters any information that may affect its financial conditions and its ability to repay the Medium-Term Note; (5) the Issue Documents include all the material information of the Company and the Issue of the Medium-Term Note; all the representations are true, complete, accurate and valid in all the major aspects; and there is no misleading or omitted material information and no negligence which is significantly misleading; and (6) there is no ongoing lawsuits or any other legal proceedings that may affect or threaten the Company’s ability to execute or perform the obligations in this agreement or to repay the Medium-Term Note.

The Underwriters further represent that (1) the Underwriters have not concealed from the Company any information that may materially and adversely affect their ability to perform the responsibility under this agreement, and the information provided by the Underwriters to the Company does not contain any materially untrue or misleading statement; and (2) if any dispute arises over this agreement among the Underwriters, Lead Underwriter and the Joint Underwriters’ assumption of the responsibilities and liabilities under this agreement will not be affected.

Rights and Obligations:

The rights and obligations of the Company include the rights to (1) obtain the fund raised by issuance of the Medium-Term Note; (2) negotiate and determine factors related to the Issue such as the issuance scale, term, procedure, means, the interest rate range of the book-building and etc.; (3) utilize independently the fund raised in compliance with national policies and the Issue Documents; (4) independently decide to terminate, suspend, delay or cancel the Issue unless otherwise provided in the laws, regulations or industry regulations; (5) obtain from the Underwriters services in relation to the Issue and payment of the Medium-Term Note; and the obligations to (6) utilize the fund raised for the purposes specified in the Issue Documents, however, the fund should not be used for any other purposes; (7) pay the Medium-Term Note fully and timely; (8) pay the underwriting commissions on time and in full amount; (9) commence the Issue within two months from the day when the Medium-Term Note is registered at the National Association of Financial Market Institutional Investors and complete the Issue before the set deadline; (10) provide to the Underwriters a reasonable number of copies of the Issue Documents, notify the Underwriters if there are any mistakes or omissions in the documents, and amend and supplement the content of the Issue Documents upon reasonable request of the Underwriters; (11) disclose information regularly and make sure the disclosed information is true, accurate, complete and valid; (12) cooperate with the Underwriters to conduct due diligence; (13) comply with relevant laws and regulations, accept the supervision and administration by the People’s Bank of China, and inform the Underwriters on a timely basis when it receives any notice from the National Association of Financial Market Institutional Investors regarding the documents of the issue and the registration; (14) when the Company learns any information that may cause its statements, representations and undertakings in this agreement to be untrue, incomplete or inaccurate before the end of the Issue, it shall notify the Underwriters timely and take remedial measures to remedy the situation or make announcements upon reasonable request of the Underwriters; (15) provide the Underwriters timely with any information that may materially and adversely affect the Company’s ability to pay the Medium-Term Note; and (16) provide timely all the documents and information that the Underwriters need to prepare the application material, and ensure that the documents and information are true, accurate and complete.

The rights and obligations of the Underwriters include the rights to (1) collect the underwriting commission; (2) request from the Company unpublished legal documents and financial material related to the Issue; (3) review and issue opinion on the truth, accuracy, validity and completeness of the application material of Issue; (4) urge the Company to timely perform its duty of disclosing information and paying the Medium-Term Note, etc.; (5) request the Company to rectify and reform its under-standard practice and may refuse to provide the letter of recommendation for the application for the Issue if the Issuer fails to act accordingly; (6) decide on the members of the Underwriting Syndicate; (7) be free from the responsibility for the Company’s delay of payment for the principal and interest and the responsibility for advancing money for the Company; and the obligations to (8) take the responsibility for underwriting the remaining sum after the Issue of the Medium-Term Note; (9) Medium-Term Note issued shall not be more than the allowed amount and the Issue shall not be later than the allowed time limit, and supervise the underwriting activity of the members in the Underwriting Syndicate; (10) provide professional consulting services regarding the Issue of the Medium-Term Note to the Company; (11) review the application material of the Company, conduct due diligence of the Company, and issue the Underwriter’s Letter of Recommendation; (12) assist the Company in making the payment plans and provide relevant services; (13) assist the Company in preparing the Issue Documents such as the Prospectus; and (14) provide invoice for the underwriting commission they get.

The Lead Underwriter has the additional obligations set below: (1) transfer timely all fund raised to the account of the Company; (2) assist the Company in registration of the Medium-Term Note, application for the Issue, and depository registration; (3) take lead in organizing the Underwriting Syndicate and be responsible for organization, coordination and supervision of the members in the Underwriting Syndicate, distribute the underwriting commission to members of the Underwriting Syndicate according to the Underwriting Syndicate Agreement after receiving the commission; and (4) file documents to and coordinate and communicate with the People’s Bank of China and the National Association of Financial Market Institutional Investors, and coordinate and communicate with various professional organizations.

Breach of Agreement:

Breach of agreement include the following situations: (1) the representations and warranties made in the agreement are untrue; (2) there are any false records, misleading statements or material omissions in information disclosed to the public or to a third party; (3) the Company fails to pay the full amount of underwriting commission according to the timetable; (4) the Underwriters fail to pay the full amount of raised money according to the timetable; and (5) the Underwriters fail to assume the responsibility for committing stand-by underwriting for the note.

Change of Circumstances:

Change of Circumstances refers to the following changes that may materially and adversely affect the successful Issue or Payment of the Medium-Term Note: (1) significant changes in the senior management, the business environment or the business circumstances; (2) significant changes or decrease of the net assets; (3) material litigation or arbitration; and (4) restructuring, separation and merger and acquisition.

Force Majeure:

Force majeure includes any unforeseeable, unavoidable and insurmountable objective situations that happen before the last day of the Issue of each batch of note, including but not limited to significant changes in the national policies, laws and regulations, earthquake, flood, plague, war and so on, and the objective situation has already materially and adversely affected or may materially and adversely affect the business conditions, financial conditions, or business prospects of the Company, the Lead Underwriter or the Joint Underwriter or the Issue of the Notes. If a force majeure event happens, the parties of this agreement may decide to suspend the performance of obligations under the agreement after consultation and with the parties’ agreement. If the force majeure event affects the ability of one party in this agreement to perform the obligations under this agreement, the suspension of performance during the period of delay caused by the force majeure event shall not be deemed as a breach of agreement. The party which declares force majeure shall notify the other parties in writing immediately and provide sufficient evidence of the force majeure event within the following 15 days. All the parties shall make reasonable efforts to reduce the negative impact of the force majeure event; otherwise, the party who fail to make any honest and well-intentioned efforts shall be responsible for compensation for the additional loss suffered by the other parties as a result of the party’s inaction. If the force majeure event or its result causes any adverse and material impact on the Company for a period longer than six months, and no solution is found by the parties through consultation, then any of the parties may terminate this agreement.

Termination:

This agreement can be terminated for the following reasons: (1) with unanimous consent of the three parties of this agreement; (2) any party terminates the agreement in accordance with the provisions regarding the change of circumstances hereof; (3) the agreement shall be terminated according to the force majeure provisions and (4) the agreement is fully performed.

Disputes Resolution:

Any dispute arising from or related to this agreement shall be submitted to the China International Economic and Trade Arbitration Commission for arbitration and the venue of arbitration is Beijing.

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